October 9, 2025

FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC
Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203-504-1871
jconnelly@aircastle.com

Aircastle Announces Second Quarter 2025 Results

Highlights for the Three Months Ended August 31, 2025
•Total revenues of $228 million and net income of $57 million
•17% increase in lease rental revenue compared to second quarter 2024
•Adjusted EBITDA(1) of $262 million
•Acquired 11 aircraft for $503 million with a weighted average age of 3 years
•New technology aircraft comprised 50% of our fleet's net book value as of August 31, 2025
•Sold 4 aircraft with an average age of 18 years for net proceeds of $73 million and gains on sale of $24 million
•Executed insurance settlement agreements totaling $56 million
•As of August 31, 2025, 100% of our fleet was on lease
Liquidity
•S&P ratings upgrade to BBB on August 14, 2025; Moody's upgrade to Baa2 on October 3, 2025
•Issued $650 million unsecured senior notes at 5.000%
•98% of total debt is unsecured as of August 31, 2025
•Adjusted net debt-to-equity of 2.2 times as of August 31, 2025
•Total liquidity of $2.5 billion as of October 1, 2025 which includes $1.8 billion of undrawn facilities, $0.5 billion of projected adjusted operating cash flows and sales through October 1, 2026, and $0.2 billion of unrestricted cash
•266 unencumbered aircraft and other flight equipment with a net book value of $8.4 billion

________________________________________
(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Mike Inglese, Aircastle’s CEO, stated, "We're continuing to profitably grow our fleet. In the second quarter, we invested a half billion in aircraft acquisitions while earning $57 million in net income. This quarter, lease rental revenue increased 17% versus the second quarter of 2024, driven by favorable lease rates, our expanding scale, and the outstanding efforts of our global team of seasoned aviation professionals. Half of our fleet NBV is now composed of new technology narrow-body aircraft which offer airlines lower emissions and greater fuel efficiency."

Mr. Inglese concluded, “The upgrades we've recently received from S&P and Moody's reflect our steady profitability, growing fleet and strong liquidity. In addition, our investment grade rating bolstered the successful issuance of $650 million unsecured senior notes at 5.000%. With our proven track record and the shareholder support we receive from Marubeni Corporation and Mizuho Leasing, we look forward to carrying this positive momentum into the second half of our fiscal year.”
Aviation Assets
As of August 31, 2025, Aircastle owned 270 aircraft and other flight equipment having a net book value of $8.5 billion. We also manage 8 aircraft with a net book value of $238 million on behalf of our joint venture with Mizuho Leasing.

Owned Aircraft	As of August 31, 2025	As of August 31, 2024
Net Book Value of Flight Equipment (in millions)	$8,470	$7,077
Net Book Value of Unencumbered Flight Equipment (in millions)	$8,351	$6,043
Number of Aircraft	270	244
Number of Unencumbered Aircraft	266	214
Number of Lessees	75	77
Number of Countries	46	46
Weighted Average Age (years)(1)	8.6	9.7
Weighted Average Remaining Lease Term (years)(1)	5.7	5.3
Weighted Average Fleet Utilization during the three months ended August 31, 2025 and 2024(2)	99.7%	99.2%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment	$238	$265
Number of Aircraft	8	9
_______________
(1.)Weighted by Net Book Value.
(2.)Aircraft on-lease days as a percentage of total days in period weighted by Net Book Value.
Conference Call
Following this press release, management will host a conference call on Thursday, October 9, 2025, at 9:00 A.M. Eastern Time. All interested parties are welcome to participate in the live call. The conference call can be accessed by dialing 1 (800) 836-8184 (from within the U.S. and Canada) or +1 (646) 357-8785 (outside the U.S. and Canada) ten minutes prior to the scheduled start. Please reference our company name “Aircastle” when prompted by the operator.
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

For those who are not available to listen to the live call, a replay will be available on Aircastle's website shortly after the live call.
About Aircastle Limited
Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of August 31, 2025, Aircastle owned and managed on behalf of its joint ventures 278 aircraft leased to 75 airline customers located in 46 countries.
Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends and increase revenues, earnings, EBITDA and Adjusted EBITDA and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "enables," "intends," "plans," "positions," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results being materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's most recent Form 10-K and any subsequent filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	August 31, 2025	February 28, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$147,343	$279,052
Accounts receivable	12,111	9,662
Flight equipment held for lease, net	8,215,532	7,644,867
Net investment in leases, net	254,404	257,249
Unconsolidated equity method investment	46,668	45,813
Other assets	208,903	273,521

Total assets	$8,884,961	$8,510,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net	$113,863	$502,609
Borrowings from unsecured financings, net	5,133,849	4,452,781
Accounts payable, accrued expenses and other liabilities	343,538	295,132
Lease rentals received in advance	65,620	68,120
Security deposits	69,277	82,477
Maintenance payments	568,191	583,658
Total liabilities	6,294,338	5,984,777

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, 400 (aggregate liquidation preference of $400,000) shares issued and outstanding at August 31, 2025 and February 28, 2025	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 17,840 shares issued and outstanding at August 31, 2025 and February 28, 2025	—	—
Additional paid-in capital	2,378,774	2,378,774
Retained earnings	211,849	146,613
Total shareholders’ equity	2,590,623	2,525,387
Total liabilities and shareholders’ equity	$8,884,961	$8,510,164

Aircastle Limited and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2025	2024	2025	2024
Revenues:
Lease rental revenue	$190,116	$162,379	$373,159	$324,949
Direct financing and sales-type lease revenue	5,191	5,426	10,333	10,883
Amortization of lease premiums, discounts and incentives	(1,513)	(6,068)	1,253	(12,717)
Maintenance revenue	9,708	19,378	47,840	61,527

Total lease revenue	203,502	181,115	432,585	384,642
Gain on sale or disposition of flight equipment	23,889	35,416	54,178	36,426
Other revenue	119	137	591	773

Total revenues	227,510	216,668	487,354	421,841

Operating expenses:
Depreciation	96,762	87,675	192,578	177,033
Interest, net	70,529	62,424	139,370	127,237
Selling, general and administrative	24,247	20,090	44,938	42,145
Provision for credit losses	(116)	426	26	281
Impairment of flight equipment	31,153	5,761	36,219	10,972
Maintenance and other costs	3,977	4,096	8,221	8,539

Total operating expenses	226,552	180,472	421,352	366,207

Other (expense) income:
Gain (loss) on extinguishment of debt	—	285	(2,973)	285
Other	61,041	726	60,585	422

Total other income	61,041	1,011	57,612	707

Income from continuing operations before income taxes and earnings of unconsolidated equity method investment	61,999	37,207	123,614	56,341
Income tax provision	5,228	9,028	17,949	12,600
Earnings of unconsolidated equity method investment, net of tax	462	480	855	999

Net income	$57,233	$28,659	$106,520	$44,740

Preference share dividends	(10,500)	(10,500)	(10,500)	(10,500)

Net income available to common shareholders	$46,733	$18,159	$96,020	$34,240

Total comprehensive income available to common shareholders	$46,733	$18,159	$96,020	$34,240

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended August 31,
	2025	2024
Cash flows from operating activities:
Net income	$106,520	$44,740
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	192,578	177,033
Amortization of deferred financing costs	9,129	8,590
Amortization of lease premiums, discounts and incentives	(1,253)	12,717
Deferred income taxes	13,329	9,438
Collections on net investment in leases	2,983	3,477
Security deposits and maintenance payments included in earnings	(88,490)	(9,914)
Gain on sale or disposition of flight equipment	(54,178)	(36,426)
(Gain) loss on extinguishment of debt	2,973	(285)
Impairment of flight equipment	36,219	10,972
Provision for credit losses	26	281
Other	(859)	(1,008)
Changes in certain assets and liabilities:
Accounts receivable	(745)	(3,201)
Other assets	1,950	(4,690)
Accounts payable, accrued expenses and other liabilities	1,113	(19,235)
Lease rentals received in advance	(2,648)	12,414

Net cash and cash equivalents provided by operating activities	218,647	204,903
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(980,225)	(335,410)
Proceeds from sale or disposition of flight equipment	299,523	329,288
Proceeds from settlement of insurance claim	40,926	—
Proceeds from sale of investment in debt securities	10,128	—
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(584)	(1,069)
Other	588	(293)

Net cash and cash equivalents used in investing activities	(629,644)	(7,484)
Cash flows from financing activities:
Proceeds from issuance of common shares	—	300,000
Proceeds from secured and unsecured debt financings	1,590,489	1,048,200
Repayments of secured and unsecured debt financings	(1,298,264)	(1,289,386)
Debt extinguishment costs	—	285
Deferred financing costs	(12,005)	(4,961)
Security deposits and maintenance payments received	84,842	73,206
Security deposits and maintenance payments returned	(33,490)	(11,676)
Dividends paid	(52,284)	(10,500)
Other	—	—
Net cash and cash equivalents provided by financing activities	279,288	105,168
Net (decrease) increase in cash and cash equivalents	(131,709)	302,587
Cash and cash equivalents at beginning of period	279,052	129,977

Cash and cash equivalents at end of period	$147,343	$432,564

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2025	2024	2025	2024
Net income	$57,233	$28,659	$106,520	$44,740
Depreciation	96,762	87,675	192,578	177,033
Amortization of lease premiums, discounts and incentives	1,513	6,068	(1,253)	12,717
Interest, net	70,529	62,424	139,370	127,237
Income tax provision	5,228	9,028	17,949	12,600

EBITDA	$231,265	$193,854	$455,164	$374,327
Adjustments:
Impairment of flight equipment	31,153	5,761	36,219	10,972
(Gain) loss on extinguishment of debt	—	(285)	2,973	(285)
Adjusted EBITDA	$262,418	$199,330	$494,356	$385,014

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals, as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.